Exhibit 99.1

Mead Johnson Nutrition Reports Second Quarter Earnings

GLENVIEW, Ill.--(BUSINESS WIRE)--July 25, 2013--Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter ended June 30, 2013.

  Sales of $1,055 million for the second quarter of 2013 increased four percent on both a reported and constant dollar basis, up from $1,012 million in the prior-year quarter. Sales growth was eight percent in the Asia/Latin America segment, partially offset by a four percent decline in the North America/Europe segment due to the impact of businesses exited in late 2012.
  Excluding the impact of non-core businesses exited in late 2012, sales growth in the second quarter of 2013 was five percent compared to the same quarter a year ago. On the same basis, sales for the North America/Europe segment, which included most of the non-core businesses, were in line with the prior-year quarter.
  GAAP net earnings in the second quarter of 2013 were $0.80 per diluted share, compared to $0.81 per diluted share a year ago.
  Non-GAAP (1) net earnings were $0.84 per diluted share for the second quarter of 2013, compared to $0.83 in the prior-year quarter, driven by higher sales and gross margin, with these benefits largely offset by higher demand-generation investments.
  Mead Johnson expects its full-year non-GAAP EPS to be in the range of $3.22 to $3.30. Absent any incremental impact related to the China antitrust review, we expect GAAP EPS in the range of $3.16 to $3.24.

  (1) For the definition of Specified Items and a reconciliation of GAAP and non-GAAP results, see “Non-GAAP Financial Measures” on the schedule titled “Supplemental Financial Information,” included in this release.

“We are encouraged by our revenue growth in the quarter. It allowed us to increase demand-generation investments,” said Chief Executive Officer Peter Kasper Jakobsen. “Our China/Hong Kong business has returned to positive volume growth after three consecutive quarters of decline. We are fully cooperating with the Chinese regulatory authorities in the ongoing probe. We expect to meet with them again in the near future with the objective of reaching a final resolution. We remain confident in our long-term prospects in this important market. Sales growth was strong across South Asia and Latin America, with a majority of markets showing increases in market share. In the North America/Europe segment, we saw higher non-WIC* market share in the U.S. offsetting lower category consumption. Importantly, we made significantly higher investments in demand generation throughout our global operations in order to drive future growth.”

*WIC=United States Department of Agriculture Special Supplemental Nutrition Program for Women, Infants, and Children

Second Quarter Results

Sales for the second quarter of 2013 totaled $1,055.3 million, up four percent from $1,012.3 million in the prior-year period. Price and volume each contributed two percent to sales growth. Earnings before interest and income taxes (“EBIT”) totaled $231.6 million compared to $248.3 million in the prior-year quarter. EBIT in prior-year quarter benefited from significant transaction gains related to foreign exchange. The second quarter EBIT declined despite higher sales and gross margins, as we expanded investment in demand creation. Advertising and promotion spending rose to 16 percent of sales.

Gross margin for the second quarter of 2013 was 63.6 percent, up from 63.2 percent in the second quarter of 2012. The improvement was mainly in the North America/Europe segment.

Net earnings attributable to shareholders totaled $162.2 million, or $0.80 per diluted share, in the second quarter of 2013, compared to $165.8 million, or $0.81 per diluted share, in the prior-year quarter. The effective tax rate (“ETR”) was 25.3 percent in the second quarter, compared to 25.9 percent a year ago. The lower ETR was primarily attributable to management's assertion that certain current-year foreign earnings and profits are permanently invested abroad.

On a non-GAAP basis, which excludes Specified Items, net earnings attributable to shareholders totaled $171.0 million, or $0.84 per diluted share, for the second quarter of 2013, compared to $171.2 million, or $0.83 per diluted share, for the same quarter a year ago.

Second Quarter Segment Results

The Asia/Latin America segment reported sales of $757.4 million for the second quarter of 2013, up eight percent from $702.0 million in the second quarter of 2012. Sales increased six percent from volume and two percent from price. Price increases in Venezuela and Argentina helped mitigate high inflation in these markets and accounted for 2% of the segment's growth and 1% of the total company growth. Category growth combined with higher market share drove the increase in sales volume. Compared to prior year, China sales volume increased, after three quarters of decline. Sales volume also increased in Hong Kong versus the second quarter of 2012, but was down relative to the first quarter of 2013, as the impact of new export restrictions became more evident. EBIT for the Asia/Latin America segment totaled $239.6 million in the second quarter of 2013, compared to $239.9 million for the same quarter a year ago. The benefit from higher sales was offset by lower gross margins from country mix and increased investment in demand generation.

The North America/Europe segment reported sales of $297.9 million for the second quarter of 2013, down four percent from $310.3 million in the second quarter of 2012. Sales declined six percent from volume offset by a two percent increase in price. Excluding the impact of exiting several non-core businesses in 2012, sales were in line with the prior-year quarter. Category consumption continued to decline in the United States, somewhat offsetting gains in U.S. non-WIC market share and share gains in Canada. EBIT for the North America/Europe segment totaled $73.4 million in the second quarter of 2013, up three percent from $72.2 million in the second quarter a year ago. The EBIT increase was driven by improved gross margins from lower commodity costs, productivity and price increases in the United States.

Corporate and Other expenses showed an increase primarily due to transaction gains related to foreign exchange in the prior-year quarter.

Six-Month Results

Sales for the six months ended June 30, 2013 totaled $2,093.2 million, up five percent from $1,998.9 million a year ago. Sales increased four percent from price and one percent from volume.

Gross margin improved 30 basis points in 2013 versus the first half of the prior year. The increase was driven by lower dairy costs and productivity gains mainly in the North America/Europe segment.

EBIT for the first six months of 2013 totaled $480.7 million, down from $497.1 million in the same period of the prior year. In the first half of 2013, as compared to the prior-year period, higher sales and improved gross margins were offset by higher demand-generation investments, transaction gains related to foreign exchange seen in the prior year, and higher pension settlement expense.

The effective tax rate for the first half of 2013 was 25.5 percent versus 26.7 percent a year ago. The lower ETR was primarily attributable to management's assertion that certain current-year foreign earnings and profits are permanently invested abroad.

Net earnings attributable to shareholders for the first six months of 2013 totaled $334.7 million, or $1.64 per diluted share, compared to $330.0 million, or $1.61 per diluted share, for the same prior-year period.

On a non-GAAP basis, which excludes Specified Items, net earnings attributable to shareholders totaled $345.0 million, or $1.69 per diluted share, in the first half of 2013, compared to $338.6 million, or $1.65 per diluted share, in the first half of 2012.

Six-Month Segment Results

Sales in the Asia/Latin America segment for the first six months of 2013 were $1,512.7 million, up seven percent from $1,409.3 million in the first half of 2012. Sales increased four percent from price and three percent from volume. Price increases in Venezuela and Argentina helped mitigate high inflation in these markets and accounted for 2% of the segment's growth and 1% of the total company growth. Despite volume declines in China due to a tough 2012 comparable, share gains in many markets and continued category growth drove volume expansion for the segment. EBIT for the segment totaled $508.0 million in the first six months of 2013, compared to $520.8 million in the year-ago period. The EBIT decline was driven by higher demand-generation investments.

The North America/Europe segment reported sales of $580.5 million for the first six months of 2013, down two percent from $589.6 million in the first half of 2012. Sales declined five percent from volume, offset by a three percent increase in price. Excluding the impact of several non-core businesses exited in late 2012, sales grew by two percent, as price and share gains, both in our U.S. non-WIC and Canada businesses, more than offset lower category consumption in the United States. EBIT totaled $124.7 million for the first six months of 2013, up 20 percent from $104.0 million in the same period of the prior year. The EBIT improvement was driven by favorable gross margins from pricing gains, productivity and lower dairy costs.

Corporate and Other expenses showed an increase primarily due to transaction gains related to foreign exchange in the prior-year quarter.

Outlook for 2013

“We expect to deliver constant-dollar sales growth of about eight percent from core operations,” Mr. Jakobsen said. “We anticipate growth across our global portfolio will offset any sales impact from recent price decreases in China. We will continue to invest in demand generation where we see opportunities to accelerate growth.” Mead Johnson expects reported sales growth of six percent. This reflects a two percent impact from discontinued non-core businesses and a strengthening U.S. dollar. Absent any incremental impact related to the China antitrust review, GAAP EPS is expected in the range of $3.16 to $3.24. The Company confirms full-year non-GAAP EPS guidance in the range of $3.22 to $3.30.

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review second quarter and first-half 2013 financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at www.meadjohnson.com. To listen to the call, visit the website at least 15 minutes before the call and click on the “Investors” tab. Security analysts and investors wishing to participate by telephone should call (866) 515-2907, pass code: Mead Johnson. Callers outside of North America should call +1-617-399-5121 to be connected. A replay of the conference call will be available through midnight CDT Thursday, August 1, 2013, by calling (888) 286-8010 or outside of North America +1-617-801-6888, pass code: 39101758. The replay will also be available at www.meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company's products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company's mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world's leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED STATEMENTS OF EARNINGS (Dollars and shares in millions, except per share data) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
NET SALES	$1,055.3	$1,012.3	$2,093.2	$1,998.9
Cost of Products Sold	384.4	372.3	775.3	745.8
GROSS PROFIT	670.9	640.0	1,317.9	1,253.1
Expenses:
Selling, General and Administrative	227.2	221.1	444.2	431.5
Advertising and Promotion	167.6	148.7	312.1	274.5
Research and Development	25.5	23.6	49.7	46.1
Other Expenses/(Income) – net	19.0	(1.7)	31.2	3.9
EARNINGS BEFORE INTEREST AND INCOME TAXES	231.6	248.3	480.7	497.1

Interest Expense – net	12.4	17.6	26.6	32.1
EARNINGS BEFORE INCOME TAXES	219.2	230.7	454.1	465.0

Provision for Income Taxes	55.6	59.6	116.0	124.1
NET EARNINGS	163.6	171.1	338.1	340.9
Less Net Earnings Attributable to Noncontrolling Interests	1.4	5.3	3.4	10.9
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$162.2	$165.8	$334.7	$330.0

Earnings per Share*– Basic
Net Earnings Attributable to Shareholders	$0.80	$0.81	$1.65	$1.61
Earnings per Share*– Diluted
Net Earnings Attributable to Shareholders	$0.80	$0.81	$1.64	$1.61

Weighted-average Shares – Diluted	203.2	204.7	203.2	204.7
Dividends Declared per Share	$0.34	$0.30	$0.68	$0.60

*The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED BALANCE SHEETS (Dollars and shares in millions, except per share data) (UNAUDITED)

	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,003.9	$1,042.1
Receivables – net of allowances of $6.4 and $7.6, respectively	384.4	364.6
Inventories	456.1	435.9
Deferred Income Taxes – net of valuation allowance	82.6	86.4
Income Taxes Receivable	46.9	26.0
Prepaid Expenses and Other Assets	71.6	60.0
Total Current Assets	2,045.5	2,015.0
Property, Plant, and Equipment – net	739.5	689.9
Goodwill	217.1	270.6
Other Intangible Assets – net	115.2	129.9
Deferred Income Taxes – net of valuation allowance	32.7	24.5
Other Assets	128.8	128.3
TOTAL	$3,278.8	$3,258.2
LIABILITIES AND EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Short-term Borrowings	$38.2	$161.0
Accounts Payable	522.6	508.5
Dividends Payable	69.4	61.3
Note Payable	16.8	26.0
Accrued Expenses	193.7	220.4
Accrued Rebates and Returns	326.5	314.8
Deferred Income – current	17.0	36.1
Income Taxes – payable and deferred	58.4	41.8
Total Current Liabilities	1,242.6	1,369.9
Long-Term Debt	1,518.9	1,523.2
Deferred Income Taxes – noncurrent	19.6	15.9
Pension, Postretirement and Postemployment Liabilities	185.1	188.8
Other Liabilities	111.8	95.1
Total Liabilities	3,078.0	3,192.9
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	42.6	36.3

EQUITY/(DEFICIT)
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 206.7 and 206.0 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(638.9)	(676.6)
Retained Earnings	1,305.6	1,124.8
Treasury Stock – at cost	(305.2)	(244.6)
Accumulated Other Comprehensive Loss	(216.9)	(187.0)
Total Shareholders’ Equity/(Deficit)	146.7	18.7
Noncontrolling Interests	11.5	10.3
Total Equity/(Deficit)	158.2	29.0
TOTAL	$3,278.8	$3,258.2

MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions) (UNAUDITED)

	March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$338.1	$340.9
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	41.7	37.6
Other	46.8	29.9
Changes in Assets and Liabilities	(23.9)	(137.6)
Pension and Other Postretirement Benefits Contributions	(2.9)	(3.6)
Net Cash Provided by Operating Activities	399.8	267.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(117.0)	(50.0)
Proceeds from Sale of Property, Plant and Equipment	1.6	0.8
Investment in Other Companies	(1.3)	—
Acquisition	—	(106.1)
Net Cash Used in Investing Activities	(116.7)	(155.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	5.3	180.0
Repayments of Short-term Borrowings	(128.1)	(180.0)
Repayments of Notes Payable	(10.8)	—
Payments of Dividends	(129.9)	(114.3)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	18.8	18.8
Purchases of Treasury Stock	(60.6)	(58.8)
Distributions to Noncontrolling Interests	(4.9)	(2.2)
Net Cash Used in Financing Activities	(310.2)	(156.5)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(11.1)	(8.4)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(38.2)	(53.0)
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,042.1	840.3
End of Period	$1,003.9	$787.3

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

During the fourth quarter of 2012, the company implemented a change in its organizational structure involving the transfer of its Puerto Rican operations from North America to Latin America. This change did not impact Europe or Asia and did not have a material impact on the assets of North America or Latin America. Segment information, for all periods presented, has been revised to be consistent with the new basis of presentation. See our fourth quarter 2012 Earnings Release for the revised results.

	Three Months Ended June 30,				% Change		% Change Due to
Net Sales	2013	% of Total	2012	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia/Latin America	$757.4	72%	$702.0	69%	8%	8%	6%	2%	—%
North America/Europe	297.9	28%	310.3	31%	(4)%	(4)%	(6)%	2%	—%
Net Sales	$1,055.3	100%	$1,012.3	100%	4%	4%	2%	2%	—%

Earnings Before Interest and Income Taxes (EBIT)		EBIT % of Sales		EBIT % of Sales
Asia/Latin America	$239.6	32%	$239.9	34%	—%
North America/Europe	73.4	25%	72.2	23%	2%
Corporate and Other	(81.4)	—%	(63.8)	—%	(28)%
EBIT	$231.6	22%	$248.3	25%	(7)%

	Six Months Ended June 30,				% Change		% Change Due to
Net Sales	2013	% of Total	2012	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia/Latin America	$1,512.7	72%	$1,409.3	71%	7%	7%	3%	4%	—%
North America/Europe	580.5	28%	589.6	29%	(2)%	(2)%	(5)%	3%	—%
Net Sales	$2,093.2	100%	$1,998.9	100%	5%	5%	1%	4%	—%

Earnings Before Interest and Income Taxes (EBIT)		EBIT % of Sales		EBIT % of Sales
Asia/Latin America	$508.0	34%	$520.8	37%	(2)%
North America/Europe	124.7	21%	104.0	18%	20%
Corporate and Other	(152.0)	—%	(127.7)	—%	(19)%
EBIT	$480.7	23%	$497.1	25%	(3)%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. Specified Items, listed in the table below, are items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company's underlying operating results and intended to enhance an investor's overall understanding of the company's financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months ended June 30,
	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2013	2012	2013	2012	2013	2012
GAAP Results	$231.6	$248.3	$162.2	$165.8	$0.80	$0.81
Specified Items: (1)
IT and other separation costs (2)	—	5.4
Severance and other costs (3)	0.6	0.5
Legal, settlements and related costs (2,3)	7.4	1.4
Specified Items before income taxes	8.0	7.3	8.0	7.3	0.04	0.03
Income tax impact on items above			0.8	(1.9)	—	—
Non-GAAP Results	$239.6	$255.6	$171.0	$171.2	$0.84	$0.83

	Six Months ended June 30,
	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2013	2012	2013	2012	2013	2012
GAAP Results	$480.7	$497.1	$334.7	$330.0	$1.64	$1.61
Specified Items: (1)
IT and other separation costs (2)	—	7.1
Severance and other costs (3)	2.0	1.5
Legal, settlements and related costs (2,3)	7.6	2.9
Specified Items before income taxes	9.6	11.5	9.6	11.5	0.05	0.05
Income tax impact on items above			0.7	(2.9)	—	(0.01)
Non-GAAP Results	$490.3	$508.6	$345.0	$338.6	$1.69	$1.65

(1) All Specified Items are included in the Corporate and Other segment
(2) Included in Selling, General and Administrative expenses
(3) Included in Other Expenses-net

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathy MacDonald, (847) 832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com